Exhibit 99.1

Rochester Medical Reports Fourth Quarter and Annual Results

Stewartville, MN October 25, 2005

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and fiscal year ending September 30, 2005.

The Company reported sales of $4,314,000 for the current quarter compared to $3,595,000 for the fourth quarter of last year. It reported net income for the current quarter of $611,000 or $.11 per diluted share compared to a net income of $157,000 or $.03 per diluted share for the fourth quarter of last year. The 20% increase in sales resulted from increased sales of both Rochester Medical Brand products and products sold under private label. The increase in earnings resulted from the recognition of a portion of the Company’s deferred tax assets.

For the fiscal year ended September 30, 2005 net sales were $15,942,000 with net income of $934,000 or $.16 per diluted share compared to net sales of $15,011,000 with net income of $.13 per diluted share for the previous fiscal year. The approximate 6% overall sales increase reflected a 12% growth in Rochester Medical Brand sales and a 2% increase in private label sales. The 25% increase in earnings was due to the recognition of $454,000 of a deferred tax asset offset primarily by higher costs and expenses.

Regarding the quarter and the year Rochester Medical CEO and President Anthony J. Conway said, “Our sales strengthened nicely in the fourth quarter. We continue to be very pleased with the market acceptance of the recently introduced Closed System configurations of our Hydrophilic and Antibacterial Hydrophilic Intermittent Catheters. Early stage manufacturing inefficiencies on these new products have temporarily impacted margins, and we expect margins will continue to improve as we continue refining our manufacturing processes. Some costs and expenses were up significantly for the year. Annual medical costs for our employees were unexpectedly high. They were up $266,000 over last year due to several unexpected high claims. Legal costs were higher than the previous year and, as planned, we invested more in sales and marketing to support introduction of our new products.

“Going forward into fiscal 2006 I expect solid growth over fiscal 2005. Our Hydrophilic Intermittent offerings should continue to do well. This year we expect a ruling in the U.K. on the European packaging patent issue between Coloplast and Hollister, our Private Label customer for Hydrophilic Intermittent Catheters. The matter is scheduled for trial in November of this year. Regardless of the outcome of that litigation, Rochester Medical will introduce new, more advanced hydrophilic catheter technology worldwide in 2006 in a packaging configuration that avoids the claims in the Coloplast patent.

“Our improved silicone Foley catheter offering will be introduced in the U.S. early in calendar 2006 with European introduction following in mid-year. Refinements to our proprietary balloon technology address the issue of balloon cuffing that has previously limited silicone catheters’ replacement of latex Foleys.

“We recently announced the signing of a group purchasing contract with Managed Healthcare Associates (MHA) which I believe will help spur additional growth in the Alternate Care arena as we move further into the fiscal year. With respect to the Acute Care market, we continue to work diligently on the lawsuit we filed against C.R. Bard, TYCO, Premier, and Novation. The case is scheduled to go to trial in September 2006. Also, we continue to assess and discuss other strategic business possibilities which can benefit the Company.”

Conway concluded, “I am looking forward to an exciting and solid year.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2004.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation

Press Release — F05 Fourth Quarter

Condensed Balance Sheets

	(unaudited)	September 30, 2004
	September 30, 2005
Assets
Current Assets
Cash and equivalents	$1,129,876	$620,441
Marketable securities	5,286,553	5,251,763
Accounts receivable	3,204,824	2,631,188
Inventories	3,936,243	3,945,313
Prepaid expenses and other assets	351,027	273,229
Deferred income tax asset	21,000	—

Total current assets	13,929,523	12,721,934
Property and equipment	7,561,303	8,442,427
Deferred income tax asset	433,000	—
Patents, net	285,194	219,296

Total Assets	$22,209,020	$21,383,657

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$283,332	$$778,766
Accrued expenses	744,260	595,145
Short term debt	34,000	34,000
Current maturities of capital leases	39,785	37,611
Deferred revenue	157,143	157,143

Total Current Liabilities	1,258,520	1,602,665
Long-term liabilities
Long term debt	34,000	68,000
Capital leases, less current portion	64,030	103,814
Deferred revenue	564,286	721,429

Total long term liabilities	662,316	893,243
Stockholders’ equity	20,288,184	18,887,749
Total Liabilities and Stockholder Equity	$22,209,020	$21,383,657

Rochester Medical Corporation

Press Release — F05 Fourth Quarter

Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales	$4,313,742	$3,594,543	$15,941,649	$15,011,419
Cost of Sales	2,917,301	2,342,807	10,330,113	9,615,427

Gross profit	1,396,441	1,251,736	5,611,536	5,395,992
Gross profit %	32%	35%	35%	36%
Costs and expense:
Marketing and selling	644,617	535,243	2,397,816	2,175,665
Research and development	166,010	154,250	730,105	706,157
General and administrative	467,635	432,648	2,126,813	1,856,858

Total operating expenses	1,278,262	1,122,141	5,254,734	4,738,680
Income from operations	118,179	129,595	356,802	657,312
Other income (expense)
Interest income - Net	38,974	27,583	123,625	89,501

Net income before income taxes	157,153	157,178	480,427	746,813
Income tax benefit	454,000	—	454,000	—

Net income	$611,153	$157,178	$934,427	$746,813

Earnings per common share — Basic	0.11	0.03	0.17	0.14

Earnings per common share — Diluted	0.11	0.03	0.16	0.13

Weighted Average Shares:	5,488,228	5,439,491	5,466,123	5,434,338

Basic
Weighted Average Shares:	5,698,173	5,660,087	5,714,615	5,686,594

Diluted